Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form F-1 of our report dated August 30, 2024, except for Note 15 and 27, as to which the date is November 4, 2024 and for Note 17, as to which the date is November 29, 2024, and for Note 3A, as to which the date is March 20, 2025 relating to the consolidated financial statements of OMS Energy technologies Inc (“Successor”), as well as our report dated August 30, 2024 relating to the consolidated financial statements of OMS Holdings Pte Ltd (“Predecessor”) appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Our report of the Successor’s financial statements includes an emphasis of matter paragraph for the restatement of the consolidated statements of financial positions, consolidated statements of profit or loss and other comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the period from June 16, 2023 through March 31, 2024 for the presentation and disclosure of the basic and diluted earnings per share attributable to shareholders, as discussed in Note 17.

Marcum Asia CPAs LLP

New York, New York

April 28, 2025